Exhibit 99.1

NPS Pharmaceuticals Announces Sale of Preotact® Royalty to Drug Royalty Corporation (DRC)

Parsippany, NJ – July 16, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today the sale of its royalty entitlement from European sales of Preotact® (full-length parathyroid hormone [PTH 1-84]) to Drug Royalty L.P. 3 (DRC) for $50 million up front and a milestone payment of $25 million payable in early 2010 if target sales levels are met. NPS plans to use some or all of the proceeds to purchase or, upon maturity, repay a portion of its outstanding convertible 3% notes due in 2008.

“This transaction reflects the successful execution of our plan to monetize certain non-core assets and strengthen our financial position,” said Tony Coles, M.D., president and CEO of NPS. “We intend to use the proceeds of this sale to reduce our outstanding debt obligation and strengthen our balance sheet in order to support future investment in our late-stage product candidates.”

Speaking on behalf of DRC, Paul Kirkconnell, Managing Director said, “We are excited to add NPS and Nycomed’s Preotact to our growing portfolio of assets and it is clear that Preotact can become an important drug for patients in Europe.” Kirkconnell added that, “With access to significant capital and a long track record in completing royalty transactions, we look forward to continuing to help meet the needs of pharmaceutical and biotechnology companies such as NPS.”

NPS developed Preotact (U.S. trade name PREOS®) and licensed European marketing rights to Nycomed in 2004. The drug was approved by the European Medicines Agency in 2006 for the treatment of osteoporosis in postmenopausal women at high risk of fractures and has been launched in most of the major European markets. Nycomed expects to complete the drug’s launch throughout the European Union this year.

About Drug Royalty Corporation, Inc. (DRC)

Drug Royalty Corporation (“DRC”) is a privately held investment management company, focused on the healthcare industry, with over $1 billion under management. DRC currently manages two funds: the Royalty Monetization Fund and the Structured Finance Fund.

Its Royalty Monetization Fund acquires existing royalty streams at competitive rates from companies, institutions and inventors. DRC is a leader in monetizing royalties, having acquired over $750 million in royalty-based cash flows on commercialized products. Its Structured Finance Fund will soon close with approximately $300 million in committed capital. This Fund provides predominantly non-dilutive financing for product acquisitions and launches, M & A, in-licensing, sales force expansion and general working capital purposes to companies within the healthcare industry. The Fund invests in cash flow monetization structures which can include debt and equity components, custom tailored to fit the needs of clients.

About NPS Pharmaceuticals

NPS is a biopharmaceutical company focused on the development and commercialization of small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: potential milestone payments to NPS from Drug Royalty LP 3; our ability to satisfy our outstanding convertible 3% notes due in 2008; and our ability to successfully execute our business plan. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the following: There is no assurance that the required net sales threshold will be achieved to allow NPS to receive the $25.0 million milestone payment from Drug Royalty L.P. 3; net sales of Preotact are directly related to the success of the commercialization of Preotact in Europe, which depends solely on Nycomed’s efforts and is beyond our control; there is no assurance that we will be able to satisfy our obligations under our convertible 3% notes due in 2008 in a timely manner or at all; we may not be successful in implementing or carrying out our new business plan; and we may not have or be able to secure sufficient capital to fund our operations and the development and commercialization of our product candidates. All information in this press release is as of July 16, 2007, and we undertake no duty to update this information. A more complete description of the risks associated with our business can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Report on Form 10-Q for the quarter-ended March 31, 2007.